Exhibit 10.21

THE AZEK COMPANY INC.
2020 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by The AZEK Company Inc., a Delaware corporation (“AZEK”) under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee: [Participant Name] (the “Grantee”).

Grant Date: [Grant Date] (the “Grant Date”).

Number of RSUs: [Number of Awards Granted]

Vesting Dates: The RSUs shall vest to the extent earned in accordance with Annex A attached hereto (the date on which the RSUs vest, the “Vesting Date”).

The RSUs will vest only if the Grantee is, and has been, continuously Employed by AZEK from the Grant Date through the Vesting Date, and any unvested RSUs will be forfeited upon any termination of Employment for any reason.

Notwithstanding the foregoing and any provision in the Plan:

A.
Upon a termination of Employment due to death or Disability, a pro rata portion of the RSUs (based on the time elapsed from the beginning of the vesting period in Annex A through the Grantee’s date of termination) will remain outstanding and be eligible to vest on the Vesting Date as if the Grantee had remained Employed through the Vesting Date;
B.
Upon an involuntary termination of Employment by AZEK without Cause or by the Grantee for Good Reason (as may be defined in the Employment Agreement), and subject to the Grantee’s (i) execution of, and without revoking, a release of claims in a form provided by AZEK and (ii) continued compliance with any restrictive covenants in any employment or other agreement with AZEK, a pro rata portion of the RSUs (based on the time elapsed from the beginning of the vesting period in Annex A through the Grantee’s date of termination) will remain outstanding and be eligible to vest on the Vesting Date as if the Grantee had remained Employed through the Vesting Date;

C.
Upon a termination of Employment by AZEK without Cause or by the Grantee for Good Reason (as may be defined in the Employment Agreement), on or within 24 months following a Change in Control, any outstanding, unvested RSUs will immediately vest as of the date of such termination; and
D.
Upon a termination of the Grantee’s Employment due to Retirement, a pro rata portion of the RSUs (based on the time elapsed from the beginning of the vesting period in Annex A through the Grantee’s date of termination) will remain outstanding and continue to vest on the Vesting Date as if the Grantee had continued to be Employed through the applicable Vesting Date. For this purpose, “Retirement” will mean a termination of Employment in which the following apply: (1) the sum of Grantee’s age plus length of service as of the date of termination equals 65, with a minimum of two years of service and a minimum age of 58, (2) Grantee provided one-year advance notice to AZEK of Retirement, and (3) the Grant Date is not within six months prior to the Grantee’s date of termination. As a condition to the continued vesting under this Section, Grantee must execute, and not revoke, a release of claims in a form provided by AZEK and comply with any non-competition, non-solicitation, confidentiality or other covenants to which Grantee is subject.

Delivery Date: No later than 30 days after the Vesting Date (or, if earlier, the date of the Grantee’s termination of Employment without Cause or for Good Reason, as may be defined in the Employment Agreement, on or within 24 months following a Change in Control), AZEK will issue to the Grantee one share of common stock, par value $0.001 per share (each, a “Share”), of AZEK for each vested RSU, subject to applicable tax withholding as provided in Section 3.2 of the Plan (the date on which the Shares are so issued, the “Delivery Date”).

Dividend Equivalents

and Voting: On the Delivery Date, AZEK will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to the Delivery Date and (y) the number of Shares delivered to the Grantee on the Delivery Date (including for this purpose any Shares which would have been delivered on the Delivery Date but for being withheld to satisfy tax withholding obligations). The Grantee will have no voting rights with respect to any of the Shares underlying any RSUs until such Shares are issued and delivered to the Grantee and the Grantee’s name is entered as a stockholder of record on the books of AZEK.

Section 409A: Payments under this Award Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Award Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Award Agreement or any employment agreement the Grantee has entered into with AZEK (“Employment Agreement”), to the extent that any payment under this Award Agreement is determined by AZEK to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by AZEK), such payment shall not be made before the date that is six months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

Tax Representations;

Withholding: The Grantee is advised to review with his/her own tax advisors the federal, state and local tax consequences of receiving the RSUs. The Grantee hereby represents to AZEK that he/she is relying solely on such advisors and not on any statements or representations of AZEK, its Affiliates or any of their respective agents. If, in connection with the RSUs, AZEK is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 3.2 of the Plan. If the RSUs vest prior to payment, then the Grantee agrees to cooperate with AZEK to satisfy any tax withholding obligations, in such manner as determined by the Committee in its sole discretion.

Transfer Restrictions: The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the RSUs or the Shares underlying the RSUs, other than to the extent provided in Section 3.5 of the Plan.

Clawback: The RSUs will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the RSUs be repaid to the Company after they have been distributed to the Grantee.

Amendment: The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law: This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Delaware without regard to conflict of law principles.

All Other Terms: As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

THE AZEK COMPANY INC.

By:

Name:

Title:

[Participant Name]

ANNEX A

[Intentionally Omitted]